Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 88 to the Registration Statement of Deutsche DWS State Tax-Free Income Series (Form N-1A, No. 002-81549) of our reports dated October 25, 2019 on the financial statements and financial highlights of DWS California Tax-Free Income Fund and DWS New York Tax-Free Income Fund (two of the Funds constituting Deutsche DWS State Tax-Free Income Series) included in each Fund’s Annual Report for the fiscal year ended August 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 25, 2019